Ruth’s Hospitality Group Inc. Announces Departure of Thomas E. O’Keefe

Heathrow, FL – December 31, 2008 – Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today announced that Thomas E. O’Keefe has resigned his roles as the Company's Executive Vice-President, Chief Legal, and Compliance Officer. Mr. O’Keefe’s resignation is effective January 2, 2009, and his support responsibilities will be transitioned to other internal resources.

Michael O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc. stated, “On behalf of the Board of Directors and myself, I’d like to thank Tom for his service to Ruth’s Hospitality Group, Inc. We certainly wish him well as he returns full time to his family and adopted hometown of New Orleans to pursue other professional and personal interests.”

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards,

please	visit:	www.RuthsChris.com,	www.MitchellsFishMarket.com,
www.MitchellsSteakhouse.com		and www.Camerons-Steakhouse.com. For more information
about Ruth’s Hospitality Group, please visit www.rhgi.com.